Feihe International, Inc. Reports
Fourth Quarter and Full Year 2010 Financial Results

Conference Call to be Held Today at 9:00 am ET

BEIJING and LOS ANGELES, March 21, 2011 /PRNewswire Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company") (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced unaudited financial results for the fourth quarter and full year ended December 31, 20101.  The Company will hold a conference call today at 9:00 am ET.

Fourth Quarter 2010 Financial Highlights:

•	Exceeding guidance, revenue increased 41.6% to $62.3 million from $44.0 million in 4Q 2009
-	Revenue from branded milk powder products was $39.5 million, or 63.4% of total sales, in 4Q 2010 vs. $20.7 million, or 47.0% of total sales, in 4Q 2009
-	Revenue from raw milk powder was $17.3 million, or 27.8% of total sales, in 4Q 2010 vs. $18.9 million, or 43.0% of total sales, in 4Q 2009

•	Gross profit increased to $19.0 million from a loss of $(3.0) million in 4Q 2009

•	Gross margin was 30.5% in 4Q 2010 vs. a loss of (6.8%) in 4Q 2009

•	Net income increased to $1.9 million from a loss of $(27.0) million in 4Q 2009

•	Diluted EPS per common share increased to $0.04 from a loss of $(1.24) in 4Q 2009.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “Our results of $62.3 million in revenue and $1.9 million in net income are excellent indications of our footprint in the competitive Chinese milk powder industry.  We are continuing to make improvements in our operations across our sales and marketing, including improving the cost effectiveness of our selling expenses and increasing sales at existing retail sales points to drive greater profitability.  We are also pleased to announce that we renewed our manufacturing license with the Heilongjiang Bureau of Quality and Technical Supervision.  The renewal permit was granted under regulatory measures introduced by the General Administration of Quality Supervision, Inspection and Quarantine of China in late 2010.  According to these new measures, infant formula and dairy product companies that fail to obtain the renewal manufacturing license by the end of March 2011 must cease production.  As one of the dairy companies which consistently provide safe and higher premium quality products, we welcome stricter regulation in the dairy industry and we believe that we are well positioned to execute our strategic initiatives to grow sales at existing retail sales points throughout 2011 and capitalize on market opportunities.”

1. Certain prior year amounts have been reclassified to conform with current year presentation.

The increase in revenue in the fourth quarter of 2010 compared to the fourth quarter of 2009 was primarily attributable to an increase in sales of branded milk powder, as well as the continued commitment to making improvements across all functions including effectiveness of operations.  The revenue in the fourth quarter of 2010 increased 2.0% sequentially from $61.1 million in the third quarter of 2010, primarily reflecting the Company’s efforts to increase sales at existing retail sales points.

Gross profit was $19.0 million in the fourth quarter of 2010 compared to a loss of $(3.0) million in the fourth quarter of 2009.  Gross margin for the fourth quarter of 2010 was 30.5%, compared to a loss of (6.8%) in the fourth quarter of 2009, which was primarily due to an increase in sales of branded milk powder with a higher margin and a decrease in sales of raw milk powder with a lower margin, and also due to improvements in the Company’s marketing and selling operations.

In the fourth quarter of 2010, the Company had an operating loss of $(11.3) million, compared to an operating loss of $(35.4) million in the fourth quarter of 2009, despite an impairment of $1.4 million recognized in the fourth quarter of 2010 related to Shanxi Feihe as a result of the stagnating growth of our walnut powder products.  Reduction of operating loss in the fourth quarter of 2010 was primarily due to a 9.5% decrease of sales and marketing expenses to $22.9 million in the fourth quarter of 2010 from $25.3 million in the fourth quarter of 2009, primarily reflecting a decrease in promotional fees and advertisement and the Company’s efforts to improve the effectiveness of its selling expenses and sales at existing sales points instead of expanding its distribution network.  General and administrative expenses increased 34.3% to $4.7 million in the fourth quarter of 2010 from $3.5 million in the fourth quarter of 2009, primarily reflecting increased salary, professional service fees and travelling expenses.

The Company recognized other income of $12.0 million during the fourth quarter of 2010, compared to other income of $4.2 million during the fourth quarter of 2009. The higher other income was primarily driven by additional government subsidy and a reduction of interest and finance costs.

Net income attributable to the Company for the fourth quarter of 2010 was $1.9 million, or diluted EPS per common share of $0.04, improving significantly from net loss attributable to the Company of $(27.0) million, or diluted EPS per common share of $(1.24), in the fourth quarter of 2009.

Full Year Ended December 31, 2010 Financial Highlights:

Revenue decreased 5.2% to $257.1 million during the year ended December 31, 2010 from $271.1 million during the year ended December 31, 2009.  Contributions from branded milk powder products were approximately $180.2 million, or 70.1% of total sales during the year ended December 31, 2010, down 16.7% from $216.2 million, or 79.7% of total sales, in the corresponding period in 2009.  This decrease was primarily due to increased competition from new competitors entering into Chinese dairy industry and old competitors aggressively attempting to reclaim market share following the melamine crisis.  During the year 2010, the Company slowed its expansion efforts and strategically adjusted its distribution network throughout China to focus on improving sales at existing sales points.  Gross profit decreased 21.0% to $103.3 million during the year ended December 31, 2010 from $130.7 million in the same period of 2009.  Gross margin for the year ended December 31, 2010 was 40.2%, compared to 48.2% during the year ended December 31, 2009, primarily attributable to increases in the price for both internally and externally sourced raw materials, and also to a decrease in sales of branded milk powder with a higher margin and an increase in sales of raw milk powder with a lower margin.  Operating loss was $(31.0) million in the full year ended December 31, 2010, compared to a profit of $2.4 million in the corresponding period in 2009, the decrease was partially attributable to a loss on disposal of biological assets for an amount of $10.2 million.  Net income attributable to the Company for the full year ended December 31, 2010 decreased to a loss of $(9.6) million, or diluted EPS per common share of $(0.48), from a profit of $19.6 million, or diluted EPS per common share of $0.97, in the corresponding period in 2009.

As of December 31, 2010, the Company had cash and cash equivalents of $17.5 million and total current assets of $137.2 million, compared with cash and cash equivalents of $48.2 million and total current assets of $159.2 million as of December 31, 2009. The Company believes that it has sufficient cash and cash flows from operations to adequately support its business in the next operating cycle, subject to the renewal of its $69.3 million short-term loan.

Financial Guidance
Mr. Liu Hua, the Company’s Acting Chief Financial Officer, stated, “We are pleased to report our fourth quarter and full year 2010 financial results.  As we approach the end of the first quarter of 2011, we are confident that we are taking effective measures to continue to improve our operations across all functions.  Based on cash and actual purchase orders received this quarter to date and management’s estimates, we project our total revenue will be approximately $290 million and net income will be approximately $22 - $24 million in the full year of 2011.”

Conference Call Details
The Company will also hold a conference call on March 21, 2011 at 9:00 am Eastern Standard Time to discuss its third quarter results.  Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-452-4007
Hong Kong toll free:	800-901-111
Northern China toll free:	10-800-714-1202
Southern China toll free:	10-800-140-1181
International:	1-719-325-2138

The replay will be accessible through March 28, 2011 by dialing the following numbers:

United States toll free:	1-877-870-5176
International:	1-858-384-5517
Password:	8039885

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China: May Shen, IR Manager
        86-10-8457-4688 x8810
        shenchunmei@americandairyinc.com

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

			For the quarter ended	For the quarter ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	US$	US$	US$	US$

Sales	257,099,648	271,077,948	62,328,127	43,958,701

Cost of goods sold	(153,848,105)	(140,426,711)	(43,291,292)	(46,998,857)

Gross profit	103,251,543	130,651,237	19,036,835	(3,040,156)

Operating expenses:
Sales and marketing	(99,475,595)	(105,109,120)	(22,890,559)	(25,337,484)
General and administrative	(23,380,145)	(20,478,875)	(4,675,286)	(3,521,676)
Goodwill impairment expense	(1,437,005)	(929,526)	(1,437,005)	(929,526)
Loss on disposal of biological assets	(10,240,865)	(1,739,714)	(1,199,565)	(767,730)
Total operating expenses	(134,533,610)	(128,257,235)	(30,202,415)	(30,556,416)
Other income (expense), net	245,931	(25,553)	(182,989)	(1,849,827)
Operating (loss) income	(31,036,136)	2,368,449	(11,348,569)	(35,446,399)

Other income	20,861,159	13,058,561	12,044,974	4,151,615
Income tax (benefit) expenses	(279,722)	(746,198)	(1,011,865)	(4,248,772)

Net income from discontinued operations, net of tax	-	3,289,908	-	-
Net income attributable to noncontrolling interests	311,384	118,270	171,591	68,077
Net (loss) income attributable to Feihe International, Inc	(9,583,871)	19,581,386	1,879,861	(26,977,935)

Net (loss) income per share of common stock
– Basic	(0.48)	1.03	0.04	(1.24)
– Diluted	(0.48)	0.97	0.04	(1.24)
Net (loss) income per share of redeemable common stock
– Basic	(0.07)	1.03	0.45	(1.24)
– Diluted	(0.07)	0.97	0.45	(1.24)

*Certain prior year amounts have been reclassified to conform with current year presentation

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2010	2009
	US$	US$
Assets
Cash and cash equivalents	17,529,582	48,164,932
Restricted Cash	3,078,564	784,592
Trade receivables, net	15,885,708	27,495,190
Inventory, net	71,683,471	59,044,665
Other current asset	29,002,747	23,723,010
Total current assets	137,180,072	159,212,389

Investment	272,239	263,264
Property and equipment	213,507,037	177,743,318
Biological assets	54,397,792	48,904,247
Other assets	58,952,142	54,134,519
Total assets	464,309,282	440,257,737

Liabilities
Short term bank loans	-	58,624,312
Accounts payable	43,729,571	37,956,046
Other current liabilities:	83,529,398	68,130,679
Total current liabilities	127,258,969	164,711,037
Long term bank loans	97,361,745	32,427,230
Other non-current liabilities	11,836,464	26,667,396
Total non-current liabilities	109,198,209	59,094,626
Total liabilities	236,457,178	223,805,663

Redeemable common stock (US$0.001 par value, 2,625,000 and 2,100,000 shares issued and outstanding as of December 31, 2010 and 2009, respectively)	66,113,715	53,645,093

Equity
Total equity	161,738,389	162,806,981

Total liabilities, redeemable common stock and equity	464,309,282	440,257,737

*Certain prior year amounts have been reclassified to conform with current year presentation